Exhibit 99.1

China GengSheng Minerals Reports Fourth Quarter and Full Year 2010 Financial Results

Fourth Quarter Revenue Increases 22% Year-over-Year to 18.6 million

GONGYI, China, March 31, 2011 – China GengSheng Minerals, Inc. (NYSE Amex: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat resistant, energy efficient materials for a variety of industrial applications, today announced its financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Financial Highlights:

Revenue increased 21.8% year-over-year and 11.1% quarter-over-quarter to approximately $18.6 million.

Fracture proppant sales were approximately $5.0 million, an increase of 244.3% year-over-year compared with approximately $1.4 million in the fourth quarter of 2009.

Refractories sales were approximately $12.7 million, compared with approximately $13.5 million in the fourth quarter of 2009.

Fine precision abrasives product sales were approximately $0.7 million, an increase of 269.9% quarter-over-quarter compared with approximately $0.2 million in the third quarter of 2010, when the product was commercially launched.

Gross profit was flat at approximately $3.9 million, or 20.7% of total sales, compared with 25.3% of total sales in the same period a year ago.

Total operating expenses increased to approximately $5.2 million, compared with approximately $3.3 million in the fourth quarter of 2009.

Net loss attributable to the Company was approximately ($2.1) million, or ($0.08) per share, compared with net income of approximately $1.0 million, or $0.04 per share in the fourth quarter of 2009.

As of December 31, 2010, the Company had cash and cash equivalents of approximately $0.9 million, stockholders’ equity of approximately $51.0 million and working capital of approximately $20.0 million.

Fiscal Year 2010 Financial Highlights:

  Revenue increased 9.2% year-over-year to approximately $62.2 million, compared with approximately $57.0 million in the same period of 2009.

  Gross profit was up 9.1% year-over-year to approximately $17.7 million, or 28.4% of total sales, compared with approximately $16.2 million, or 28.5% of total sales in 2009.

  Total operating expense increased to approximately $15.4 million, compared with approximately $11.1 million in 2009.

  Net income attributable to the Company was approximately $0.3 million, or $0.01 per share, compared with net income of approximately $5.6 million, or $0.23 per share in the same period of 2009.

2010 and Recent Business Highlights

  Awarded approximately $15.9 million fracture proppants export contracts during the first quarter of 2011.

  Signed 2-year $10 million full service refractories contract with Fushun New Steel Corporation; revenue contribution began in the first quarter of 2011.

  Closed $10 million registered direct offering in January 2011.

  Completed commercial launch of fine precision abrasives product line, and began shipping product under first three supply contracts in September 2010.

  Joined the Federation for International Refractory Research and Education as the organization’s first Chinese industrial partner.

  Awarded overseas fracture proppant contracts totaling $7.5 million from AMSAT International, an advanced ceramics technology company based in Orlando, Florida.

  Expanded and upgraded internal production capacity to improve efficiency and reduce manufacturing costs.

“2010 was a year of positioning and strategic progress for GengSheng, as we extended our product portfolio, expanded production capacity, and committed resources to improving our ability to address the sizable growth opportunities in our end markets,” said Mr. Shunqing Zhang, China GengSheng's Chairman and Chief Executive Officer. “During the fourth quarter and through the majority of the year, our bottom line was impacted by increased operating expenses, financing costs and a non-cash charge related to doubtful accounts. While these increased expenses weighed on our results for 2010, we eliminated some of our riskier receivables and invested in initiatives that we believe will contribute to sales across each of our businesses, supporting the Company’s profitable growth in 2011 and beyond.”

“We are particularly proud of the growth in our fracture proppants business, in which full-year revenue increased 78% over 2009. We have effectively leveraged our strong brand equity to capture new sales in the domestic market while establishing our presence in the international markets. We have achieved a great deal of success internationally, having increased fracture proppant exports 143% in 2010 and secured $15.9 million in export contracts in 2011 thus far. Although the rapid growth in proppant sales has temporarily impacted margins as we ramp this segment of our business, we believe that the significant potential in the international markets makes this a sound investment for our company.”

Mr. Zhang added, “We continue to improve the manufacturing of our new fine precision abrasives products, which generated revenue of $0.9 million on sales of approximately 260 metric tons. Since launching the product in September, we have stabilized and scaled monthly output, while reducing fixed costs per metric ton, and we believe that as we ramp sales of the product in 2011, fine precision abrasives will begin to contribute to our gross margins and bottom line performance. The markets into which we can sell fine precision abrasives are large and growing, and we plan to continue investing in the marketing of the product and establishment of sales channels to most effectively address these sizeable opportunities.”

“We believe the current macroeconomic environment is highly conducive to GengSheng’s top and bottom-line growth. In addition to increased drilling activity and a great deal of potential in the solar industry, we believe the steel market in China is poised to build upon a record year in 2010, when output totaled 626.7 million metric tons, which is encouraging for our refractories business. Given our position as a leading innovator in the Refractories market, we are actively working toward the development of new, value-added products that help address the efficiency, environmental and cost issues currently facing steel manufacturers. We are excited about the potential that exists in each of our end markets, and confident that we have the right strategy and the resources necessary to build our business, expand our margins and improve our bottom line, ultimately leading to increased shareholder value.”

Financial Results for the Three Months Ended December 31, 2010

For the fourth quarter of 2010, sales revenue was approximately $18.6 million, an increase of 21.8%, compared with approximately $15.3 million in the fourth quarter of 2009, and an increase of 11.1%, over approximately $16.7 million in the third quarter of 2010. The increase was mainly attributable to increased export sales from the Company’s fracture proppant segment and contribution from fine precision abrasive products.

  Sales of the Company’s core refractory products totaled approximately $12.7 million, or 68.1% of sales, a decrease of 6.5%, compared with approximately $13.5 million in the fourth quarter of 2009, and an increase of 10.8% over approximately $12.6 million in the third quarter of 2010. The year-over-year decline in refractories sales is mainly related to consolidation of the steel industry in China.

  Sales of fracture proppant products totaled approximately $5.0 million, or 26.8% of sales, an increase of 244.3%, compared with approximately $1.4 million in the fourth quarter of 2009, and flat with fracture proppant sales in the third quarter of 2010. The year-over-year increase in fracture proppant sales was mainly due to increased production capacity and growth in export sales.

  Sales of industrial ceramics products totaled approximately $267,000, or 1.4% of sales, compared with approximately $287,000 in the fourth quarter of 2009, and approximately $143,000 in the third quarter of 2010.

  Sales of the Company’s fine precision abrasives products, which launched in September 2010, totaled approximately $681,000, or 3.7% of total sales, compared with $184,000 in the third quarter of 2010.

Cost of goods sold totaled $14.7 million, an increase of 29.1%, compared with $11.4 million for the same period a year ago. The increase in cost of goods sold resulted from an increase in total revenue, an increase in average raw material prices, as well as increased depreciation and fixed costs related to fine precision abrasives production.

Gross profit for the three months ended December 31, 2010, was flat at approximately $3.9 million, or 20.7% of revenue, compared with 25.3% of revenue in the fourth quarter of 2009. The decrease in gross margin percentage for the quarter was mainly attributable to increased average raw material prices, and lower gross margin for fine precision abrasives due to limited output.

For the three months ended December 31, 2010, total operating expenses were approximately $5.2 million, compared with approximately $3.3 million in the year-ago period. The increase in operating expenses was primarily related to increased selling expenses and a non-cash charge related to the provision for doubtful accounts receivable.

General and administrative expenses increased by approximately $126,000, or 10.3%, to approximately $1.3 million for the fourth quarter in 2010, from approximately $1.2 million for the fourth quarter in 2009. The increase in general and administrative expenses was primarily related to an increase in human resources related expenses, higher ordinary expenditures and depreciation and amortization expenses related to the Company’s Micronized subsidiary.

Selling expenses increased by approximately $1.4 million, or 75.2%, to approximately $3.3 million for the three months ended December 31, 2010, compared with approximately $1.9 million for the three months ended December 31, 2009. The increase in selling expenses was primarily attributable to increased export costs related to the overseas sales of fracture proppants, marketing activities associated with the newly introduced fine precision abrasives product, as well as increased shipment expense.

According to the Company’s general provision policy, provision for doubtful accounts receivable was approximately $437,000, compared with a doubtful accounts recovery of approximately $99,000 in the fourth quarter of 2009. Based on the Company’s assessment of customers’ reputation and aging of accounts receivable, GengSheng does not expect a significant increase in the provision for doubtful accounts receivable, and expects to accrue a similar non-cash expense on a quarterly basis going forward.

Finance costs totaled approximately $0.5 million for the three months ended December 31, 2010, compared with finance income of approximately $0.2 million in the same period in 2009. The increase in finance cost was primarily due to increased interest expense related to domestic short-term bank loans, and an increase in bills receivables discount expense. Interest expense and bills discounting charges were $0.4 million and $0.2 million, respectively, for the fourth quarter of 2010, compared with $0.2 million and ($69,000), respectively for the fourth quarter 2009.

Income tax expense increased to approximately $150,000, from approximately $46,000 in the fourth quarter of 2009. The increase in income tax expense was related to an increase in the tax rate of the Company’s fracture proppant subsidiary, Duesail, which had been exempt from enterprise income tax through the end of 2009. Beginning in 2010, Duesail was subject to an enterprise income tax rate of 12.5% .

Net loss attributable to Company's common stockholders was approximately ($2.1) million, or ($0.08) per share, compared with net income of approximately $1.0 million, or $0.04 per share, in the same period of 2009. The net loss for the quarter was primarily attributable to the decreased gross margin, increased operating expenses, finance costs and provision for doubtful accounts receivable.

Financial Results for the Twelve Months Ended December 31, 2010

For year ended December 31, 2010, sales revenue increased 9.2% to approximately $62.2 million, compared with approximately $57.0 million for fiscal 2009.

  Sales of the Company’s core refractory products totaled approximately $45.8 million, or 73.6% of sales, compared with approximately $47.8 million, or 84.0% of sales in 2009.

  Sales of fracture proppant products totaled approximately $14.3 million, or 23.0% of sales, compared with approximately $8.0 million, or 14.1% of sales in 2009.

  Sales of industrial ceramics products totaled approximately $1.2 million, or 2.0% of sales, compared with approximately $1.1 million for the year-ago period.

  Sales of fine precision abrasives products totaled approximately $0.9 million or 1.4% of sales.

Gross profit for the twelve months ended December 31, 2010 was approximately $17.7 million, or 28.4% of revenue, compared with gross profit of approximately $16.2 million, or 28.5% of revenue in 2009. The increase in gross profit was primarily attributable to the increased sales, while the decline in gross margin percentage was mainly due to an increase in raw material prices and low gross margin of fine precision abrasives during the product’s initial production.

General and administrative expenses totaled approximately $5.7 million, compared with approximately $4.4 million for the same period in 2009. Selling expenses for period were approximately $8.4 million, compared with approximately $6.3 million for the same period in 2009. Research and development expenses increased to approximately $0.8 million, from approximately $0.5 million in 2009. Total operating expenses were approximately $15.4 million, compared with approximately $11.1 million in the year-ago period.

Provision for doubtful accounts receivable was approximately $437,000, compared with a doubtful accounts recovery of approximately $99,000 in 2009.

Finance costs totaled approximately $1.8 million in 2010, compared with approximately $0.6 million in the same period in 2009. Interest expense for short-term bank loans and bills discounting charges for discounting of bills receivable were $1.2 million and $0.6 million, respectively, in 2010, compared with $0.6 million and $0.2 million, respectively, in 2009.

Income tax expense was approximately $0.5 million in 2010, compared with $0.4 million in 2009. As a percentage of income before income taxes and noncontrolling interest, effective tax rate was 65.7% for 2010, compared with 6.8% in 2009. The increase in effective tax rate was related to an increase in the tax rate of the Company’s fracture proppant subsidiary, Duesail, and a supplementary income tax. According to PRC enterprises income tax law, the Company paid a supplementary income tax of $0.3 million for 2009 and recorded it in 2010.

Net income attributable to Company's common stockholders was approximately $264,000, or $0.01 per share, compared with net income of approximately $5.6 million, or $0.23 per share, for 2009, due to the reasons discussed above.

As of December 31, 2010, the Company had cash and cash equivalents totaling approximately $0.9 million, working capital of approximately $20.0 million and stockholders’ equity of approximately $51.0 million. This compares with cash and cash equivalents of approximately $1.0 million, working capital of approximately $24.6 million and stockholders’ equity of approximately $48.9 million, on December 31, 2009.

Conference Call

Management will hold a conference call today, Thursday, March 31, 2011 at 8:00 a.m. EST (8:00 p.m. BJ time) to discuss fourth quarter and full year 2010 results.

To participate in the call please dial (877) 407-9205 from the U.S. and Canada, or (201) 689-8054 for international calls, approximately 10 minutes prior to the scheduled start time. The call will also be available as a live, listen-only webcast at http://www.gengsheng.com/english/affair.aspx.

A telephone replay of the call will be available through April 14, 2011. To access the replay, please dial (877) 660-6853 in the U.S. and Canada, or (201) 612-7415 internationally; account number 286 and conference ID 369785. Additionally, a webcast archive will be available for a period of one year.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, and Henan GengSheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

To be added to the Company’s email distribution for future press releases, please send your request to gengsheng@tpg-ir.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China GengSheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In the US:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
1+212-481-2050
gengsheng@tpg-ir.com

In China:
The Piacente Group, Inc.
Investor Relations
Wendy Sun
+86-10-6590-7991
gengsheng@tpg-ir.com

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
gszs@gengsheng.com
+86-135-2551-0415

China GengSheng Minerals, Inc.
Consolidated Balance Sheets

	As of	As of
	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$925,052	$992,204
Restricted cash	21,693,100	15,990,300
Trade receivables, net	43,240,996	36,909,518
Bills receivable	3,074,156	1,953,496
Other receivables and prepayments	7,024,142	7,627,968
Advances to senior management	51,449	-
Inventories	15,679,492	9,924,413
Deferred tax assets	244,046	56,787

Total current assets	91,932,433	73,454,686

Deposits for acquisition of a non-consolidated affiliate	2,275,500	-
Deposits for acquisition of land use right, property, plant and equipment	1,061,502	276,520
Goodwill	441,089	441,089
Intangible assets	379,250	953,550
Property, plant and equipment, net	26,188,235	21,980,340
Land use rights	944,166	934,981

TOTAL ASSETS	$123,222,175	$98,041,166

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$14,279,568	$12,327,618
Bills payable	8,495,200	1,512,200
Other payables and accrued expenses	5,198,131	4,294,606
Deferred revenue - Government grants	394,420	381,420
Provision of warranty	69,739	-
Income taxes payable	606,877	313,430
Non-interest-bearing loans	1,062,114	1,520,160
Collateralized short-term bank loans	41,641,650	28,459,800
Deferred tax liabilities	149,578	89,244

TOTAL LIABILITIES	71,897,277	48,898,478

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock - $0.001 par value 100,000,000 shares authorized in 2010 and 2009; issued and outstanding 24,294,386 shares in 2010 and 24,038,183 shares in 2009	24,294	24,038
Additional paid-in capital	19,903,388	19,608,044
Statutory and other reserves	7,521,114	7,419,868
Accumulated other comprehensive income	5,949,455	4,344,766
Retained earnings	17,636,730	17,473,813

Total China GengSheng Minerals, Inc. stockholders' equity	51,034,981	48,870,529
NONCONTROLLING INTEREST	289,917	272,159

TOTAL EQUITY	51,324,898	49,142,688

TOTAL LIABILITES AND EQUITY	$123,222,175	$98,041,166

China GengSheng Minerals, Inc.
Consolidated Statements of Income and Comprehensive Income

	Year ended December 31,		Three Months ended December 31,
	2010	2009	2010	2009

Sales revenue	$62,188,656	$56,955,310	$18,593,804	$15,270,952
Cost of goods sold	44,498,585	40,735,532	14,737,518	40,735,532

Gross profit	17,690,071	16,219,778	3,856,286	3,856,503

Operating expenses
Provision for (recovery of) doubtful accounts	437,318	(98,553)	437,318	(98,553)
General and administrative expenses	5,740,604	4,444,021	1,349,166	1,120,841
Research and development expenses	817,179	478,422	54,894	478,422
Selling expenses	8,365,181	6,280,882	3,334,363	1,902,655

Total operating expenses	15,360,282	11,104,772	5,175,741	3,403,365

Income from operations	2,329,789	5,115,006	(1,319,455)	453,138
Other (expenses) income
Government grant income	122,914	1,149,566	130	355,728
Guarantee income	238,798	-	238,798	-
Guarantee expenses	(622,192)	-	(622,192)	-
Interest income	363,856	72,926	177,580	33,955
Other income	128,759	334,417	68,651	5,819
Finance costs	(1,768,339)	(579,562)	(456,503)	156,254

Total other (expenses) income	(1,536,204)	977,347	(593,536)	531,756

Income before income taxes and noncontrolling interest	793,585	6,092,353	(1,912,991)	984,894
Income taxes	(521,590)	(412,271)	(150,296)	(46,057)

Net income before noncontrolling interest	271,995	5,680,082	(2,063,287)	938,837
Net income attributable to noncontrolling interest	(7,832)	(71,744)	12,243	4,741

Net income attributable to Company’s common stockholders	$264,163	$5,608,338	($2,051,044)	$943,578

Net income before noncontrolling interest	$271,995	$5,680,082	($2,063,287)	$938,837
Other comprehensive income
Foreign currency translation adjustment	1,614,615	13,845	611,962	10,288

Comprehensive income	1,886,610	5,693,927	(1,451,325)	956,239
Comprehensive income attributable to noncontrolling interest	(17,758)	(96,428)	8,800	(19,942)

Comprehensive income attributable to Company’s common stockholders	$1,868,852	$5,597,499	($1,442,525)	$936,297

Earnings per share - Basic and diluted attributable to Company’s common shareholders	$0.01	$0.23	($0.08)	$0.04

Weighted average number of shares - Basic and diluted	24,243,716	24,038,183	24,243,716	24,038,183

China GengSheng Minerals, Inc.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2010	2009

Cash flows from operating activities
Net income before noncontrolling interest	$271,995	$5,680,082
Adjustments to reconcile net income before noncontrolling interest to net cash used in operating
Depreciation	1,624,255	923,785
Amortization of land use rights	22,129	21,921
Amortization of intangible assets	53,818	-
Deferred taxes	(123,879)	67,735
Gain on disposal of intangible assets	(53,818)	-
Gain on disposal of property, plant and	(72,926)	(1,221)
Share-based compensation	295,600	-
Guarantee expenses	622,192	-
Guarantee income	(238,798)	-
Provision for (recovery of) doubtful accounts	437,318	(98,553)
Written off of unsecured bank loan	-	(219,915)
Changes in operating assets and liabilities:
Restricted cash	(7,548,000)	708,000
Trade receivables	(5,387,059)	(6,780,066)
Bills receivable	(1,123,429)	(1,310,985)
Other receivables and prepayments	(1,276,659)	(4,017,261)
Inventories	(4,933,135)	2,244,402
Trade payables	1,707,545	2,777,059
Provision of warranty	68,038	-
Bills payable	6,857,459	(2,017,510)
Other payables and accrued expenses	947,365	(1,714,698)
Income taxes payable	275,866	(37,757)

Net cash flows used in operating activities	(7,574,123)	(3,774,982)

Cash flows from investing activities
Payments to acquire and deposit for acquisition	-	(216,827)
Payments to acquire and deposit for acquisition of land use right	(5,970,774)	(6,125,720)
Proceeds from disposal of property, plant and	9,021	118,798
Deposit paid for acquisition of a non-consolidated	(444,000)	-

Net cash flows used in investing activities	(6,405,753)	(6,223,749)

Cash flows from financing activities
Government grant received in respect of property, equipment	-	381,186
Advances to senior management	(50,243)	-
Restricted cash	2,516,000	(14,929,170)
Proceeds from bank loans	50,986,000	37,238,940
Repayment of bank loans	(39,072,000)	(11,552,868)
Proceeds from non-interest bearing loans	2,437,067	1,346,594
Repayment of non-interest bearing loans	(2,934,489)	-
Repayment to a director and senior management	-	(2,459,310)
Net cash flows provided by financing activities	13,882,335	10,025,372

Effect of foreign currency translation on cash and cash	30,389	9,831

Net (decrease) increase in cash and cash equivalents	(67,152)	36,472
Cash and cash equivalents - beginning of year	992,204	955,732

Cash and cash equivalents - end of year	$925,052	$992,204

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$1,768,339	$856,819
Income taxes	$372,645	$382,293